EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated February 25, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rent-A-Center, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Rent-A-Center, Inc. and Subsidiaries:

	File	Effective
Form Type	Number	Date
Form S-3	333-162203	09/29/2009
Form S-8	333-62582	06/08/2001
Form S-8	33-98800	11/21/1996
Form S-8	333-53471	05/22/2008
Form S-8	333-66645	11/02/1998
Form S-8	333-40958	07/07/2007
Form S-8	333-32296	03/13/2000
Form S-8	333-136615	08/14/2006
Form S-8	333-139792	01/04/2007
Form S-8	333-145121	08/03/2007
Form S-8	333-171926	01/28/2011
/s/ Grant Thornton LLP
Dallas, Texas
February 25, 2011